Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
QAD Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-96065 and 333-198779) on Form S-3 and (Nos. 333-35367, 333-48381, 333-66610, 333-137417, 333-160125, and 333-212435) on Form S-8 of QAD Inc. of our report dated April 13, 2020, with respect to the consolidated balance sheets of QAD Inc. as of January 31, 2020 and 2019, the related consolidated statements of operations and comprehensive (loss) income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2020, and the related notes and financial statement schedule II (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of January 31, 2020, which report appears in the January 31, 2020 annual report on Form 10-K of QAD Inc.

The audit report covering the January 31, 2020 consolidated financial statements refers to a change in the method of accounting for leases as of February 1, 2019, due to the adoption of Accounting Standards Codification (ASC) Topic 842, Leases, and a change in the method of accounting for revenue recognition as of February 1, 2018, due to the adoption of ASC Topic 606, Revenue from Contracts with Customers.

/s/ KPMG LLP

Los Angeles, California
April 13, 2020